Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Services” in the Statement of Additional Information and to the incorporation by reference of our report dated August 13, 2008 on the financial statements and financial highlights of Dupree Mutual Funds included in the Annual Report to Shareholders for the fiscal year ended June 30, 2008, in Post-Effective Amendment Number 49 to the Registration Statement (Form N-1A, No. 002-64233), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

October 28, 2008